Exhibit 10.1

CONFIDENTIAL

September 11, 2013

Mr. Curtis Reusser

2200 Queens Road East

Charlotte, NC 28207

Dear Curtis:

It is my pleasure to confirm that the Board of Directors has authorized me to extend an offer to you for the position of President & CEO of Esterline Technologies effective October 28, 2013. The Board has also elected you to serve as a member of the Board, effective on the day you begin employment.

Base Salary – Your annual base salary will be $750,000.00.

Annual Incentive Compensation – You will also participate in Esterline’s Annual Incentive Compensation Plan for fiscal year 2014 (“AIC Plan”). Your target award will be 90% of your base salary, consistent with competitive market benchmarks. The actual award will vary, of course, depending on the Company’s 2014 financial performance. The Board will consider and approve performance goals for the FY14 AIC Plan in its December 2013 meeting, so that plan is not yet established. Nevertheless, I expect the FY14 AIC Plan to be similar to the current, FY13 plan, which is enclosed as Attachment 1 for your reference. This fiscal year, the plan’s performance goals are achievement of budgeted (1) earnings-per-share with a weighting of 70% and (2) return-on-sales excluding costs and income attributable to acquisitions, with a weighting of 30%.

Your participation in the AIC Plan is subject to its usual terms including a requirement that you continue employment through the date on which AIC Plan payments are made. The AIC Plan is re-evaluated each year, such that the performance goals, formula, total funding, and your target award could vary from year to year.

Long-Term Incentive Compensation – You will also be appointed to Esterline’s Equity Incentive Plan with a total annual target award of $1,875,000 (2.5 times your starting annual base salary). That value will be allocated among Esterline’s three long term incentive compensation vehicles, as follows:

LTI Program	Allocation	Target Value
1. LTIP Cash Plan	30%	$562,500
2. Option grant	45%	843,750
3. Restricted Stock Units (RSU’s)	25%	468,750

CONFIDENTIAL

Curtis Reusser

September 11, 2013

LTIP Cash Plan – The LTIP Cash Plan gives you an opportunity to earn a cash award (or cash + stock) based on the corporation’s (1) average return on invested capital and (2) cumulative compound earnings per share growth. The LTIP Cash Plan performance period has duration of 3 years. A new three-year performance period will start with each new fiscal year, such that there will be three overlapping LTIP performance periods open at any given time.

As a new participant, your initial appointments will be phased in with one-, two-, and three-year cycles so you will have an opportunity to earn an LTIP award at the end of fiscal years 2014, 2015, and 2016, depending on the corporation’s performance. More specifically, for the 2012–2014 performance period, the target opportunity is $187,500 (1/3 of $562,500) and a maximum of 400% of target. For the 2013-2015 performance period, the target opportunity is $375,000 (2/3 of $562,500) with a maximum equal to 400% or target. For the 2014-2016 performance period, the target opportunity is $562,500 with a maximum of 400% of target. LTIP payments are typically made by January 10th following the end of each performance period.

As with the Annual IC Plan, LTIP Cash goals and plan design may change in the future at the discretion of Esterline’s Board of Directors. A copy of the FY13-15 LTIP document is enclosed for your reference as Attachment 2. I would expect the new plan for FY14-FY16 to be similar.

Option grant – Our option grants vest ratably over a four-year period on the anniversary dates of the original grant.

Restricted Stock Units (RSU) – Our RSU grants vest 100% on the third anniversary of the grant (“3-year cliff vesting”).

New Hire Equity Award – Further, we will make a new hire grant of 52,750 RSU’s effective on your first day of work. This grant will vest 1/3 each year as opposed to the normal RSU 3 year cliff vesting. This award is part of a buyout of your current unvested equity value. If the company terminates your employment without cause prior to full vesting, any of these unvested RSU’s will vest immediately. If you voluntarily terminate your employment prior to full vesting, any of these unvested RSU’s will be forfeited.

Sign-on Bonus – We will also pay you a sign-on bonus in the amount $600,000 payable in the month following your first 30 days of employment. If you voluntarily terminate your employment within 12 months of your employment date, you would forfeit the bonus and be obligated to reimburse the Company in full.

Stock Ownership Requirements – In considering your total compensation opportunity with Esterline, and its equity grants in particular, please be aware that Board policy requires the Company’s CEO to accumulate and hold Esterline stock equivalent in value to three times the annual base salary. Attachment 3 is the share ownership policy.

CONFIDENTIAL

Curtis Reusser

September 11, 2013

Retirement & Other Fringe Benefits – You will be eligible to participate in the Esterline Voluntary Savings Plan (401(k)) and in the Esterline Retirement Plan (pension). In the 401(k) plan, Esterline matches 50% of the first 6% of employee contributions, subject to certain IRS limits. The pension plan is a cash balance formula with age-based annual credits + annual interest. Annual credits increase with age from 2% for employees under age 30 to 6% for employees age 60+.

You will also be eligible to participate in two types of Esterline Supplemental Executive Retirement Programs (SERPs). The “defined benefit” SERP corresponds to the pension plan and allows executives to earn pension benefits on income that exceeds IRS limits that apply to the underlying tax-qualified plan. The other “defined contribution” SERP corresponds to the 401(k) plan and similarly allows continuation of employee contributions and company matching on compensation that exceeds IRS limits. If you have any questions or require further clarification on pension benefits we would be happy to arrange an information session with our HR staff or benefits advisors.

Paid time off, health care and other fringe benefits will be available to you in accordance with the usual corporate office benefits program which might change from time to time. Attachment 4 presents the Esterline Benefits Summary. We will make an exception to the vacation accrual service periods so that you will immediately accrue vacation at the rate of four weeks per year.

Relocation – You have agreed to relocate from Charlotte, NC to the Bellevue, WA area. As such, you will be eligible for Esterline’s standard relocation benefits that are administered by an outside vendor, Cartus Corporation. Relocation benefits are outlined in Attachment 5.

Our policy requires you to use Cartus Relocation services for the sale of your current home under their Buyer Value Option Home Sale program. If your Charlotte house does not sell within 90 days after the listing date, we will authorize Cartus to purchase the house from you through its Guaranteed Offer/Appraised Value Sale program.

When you are ready, and before you take any steps to list your house or make other moving arrangements, please contact Suzanne Farraj in our corporate HR department who can introduce you to Cartus and help you get all the detailed information you will need.

Car Allowance – In your new role, you will also be eligible for a car allowance under Esterline policy. The allowance is intended to cover usual purchase, operating, maintenance, and insurance costs for cars in your new residential zip code. The allowance will be approximately $800/month before taxes.

CONFIDENTIAL

Curtis Reusser

September 11, 2013

Other Terms – Esterline will also provide the following forms of compensation, briefly described here:

•	Change in control agreement – at the standard executive level of 3 years’ average total cash compensation. (see Attachment 6)

•	Financial advisory services – will be reimbursed up to $8,000 per year.

•	Conquistador dues – will be reimbursed annually.

Requirements & Administrative Matters – This offer is contingent upon satisfactorily passing a pre-employment physical examination and background check. This physical examination is an annual requirement. Please schedule an appointment at your earliest convenience and have your doctor return the enclosed report form (Attachment 7) to Suzanne Farraj in our office.

To authorize the background check, please complete the enclosed forms (attachment 8) at your earliest convenience and return to Suzanne.

In addition, please read, sign, and return the following to Suzanne:

•	Copy of this letter

•	Confidential Information & Inventions Assignment Agreement (Attachment 9)

•	Summary of Outside Business Interests (Attachment 10)

This offer includes and is contingent on satisfactory completion of the various forms and agreements enclosed here. Except as specifically provided in this letter, other aspects of your employment will be the same as those that apply to other corporate staff. We are all employed at-will, and the officers serve at the pleasure of the Board for one-year terms, subject to Company by-laws and Board action.

Planning and Announcements – As you know, there is work to be done to prepare for your arrival at Esterline. The company’s current plan calls for public and internal announcements to be made on Thursday, September 12th.

Curtis, you have earned the confidence and strong support of the entire Board of Directors. We look forward to your success leading Esterline Technologies, and to your contributions to the corporation overall in this key position.

Congratulations and best regards,

/s/ PAUL V. HAACK
Paul V. Haack Lead Director

CONFIDENTIAL

Curtis Reusser

September 11, 2013

Acceptance

I have read and understood this offer and hereby accept the position on these terms.

/s/ CURTIS REUSSER
Curtis Reusser 9/12/2013 Date

Enclosures:

Attachment 1:	FY13 Annual Incentive Compensation Plan
Attachment 2:	FYFY13-15 Long Term Incentive Plan & Matrix (LTIP)
Attachment 3:	Stock Option Equity Plan
Attachment 4	Esterline Benefits Summary
Attachment 5:	Esterline Relocation Policy
Attachment 6:	Change In Control Agreement
Attachment 7:	Physical Form
Attachment 8:	Background Check
Attachment 9:	Confidential Information & Invention Agreement
Attachment 10:	Summary of Outside Business Interest